August 12, 2019

Daniel Maudlin
Chief Financial Officer
HAYNES INTERNATIONAL INC
1020 West Park Avenue
Kokomo, Indiana 46904-9013

       Re: HAYNES INTERNATIONAL INC
           Form 10-K for Fiscal Year Ended September 30, 2018
           Filed November 15, 2018
           File No. 001-33288

Dear Mr. Maudlin:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction